Exhibit 99.1

LAUREATE EDUCATION REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Prior Investments in Technology Enabled Rapid Transition to Online Learning at All Institutions

Company Updates Its Full-Year 2020 Guidance in Response to the COVID-19 Pandemic

Company Provides Update on Its Strategic Review

BALTIMORE, MARYLAND - May 7, 2020 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the first quarter of 2020.

First Quarter 2020 Highlights (compared to first quarter 2019):

•	New enrollments decreased 18%, down 6%, adjusted for the timing of semester start dates and excluding the divestiture of UniNorte Brazil in the prior year.
•	Total enrollments decreased 5%, down 2% excluding the divestiture of UniNorte Brazil in the prior year.
•	On a reported basis, revenue decreased 12% to $528.6 million due primarily to the weakening of foreign currencies against the U.S. Dollar and the timing of semester start dates. On an organic constant currency basis,[1] revenue decreased 4%.
•	Operating loss increased by $25.1 million, or 27%, to $(117.1) million.
•	Net income (including discontinued operations) for the three months ended March 31, 2020 was $98.3 million, due to a discrete tax benefit, as compared to net income (including discontinued operations) of $194.3 million for the three months ended March 31, 2019, which was largely attributable to gains from asset sales.
•	Adjusted EBITDA was a loss of $(36.9) million, a decrease in Adjusted EBITDA of $7.3 million, or 25%, due primarily to the timing of semester start dates during an already seasonally lower quarter. On an organic constant currency basis, Adjusted EBITDA decreased 35%.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “Laureate’s business model demonstrated resiliency in the first quarter. While the COVID-19 pandemic affected the Company’s main intake cycle in the Southern Hemisphere, resulting in lower new enrollments than anticipated, solid re-enrollment performance helped mitigate the impact on total enrollments. To further enhance Laureate’s already strong liquidity position, we have proactively implemented a number of actions to preserve cash, including cost reductions. We are continuing with our strategic review process to unlock value for all our stakeholders, albeit at a slower-than-anticipated pace in light of the pandemic’s effect on market conditions.”

Mr. Serck-Hanssen added, “During these unprecedented times, Laureate is more focused than ever on the health and well-being of our students, faculty and staff while delivering on our promise of providing high-quality educational offerings. In March, we quickly leveraged our existing expertise, technologies and learning platforms to transition our more than 800,000 campus-based students to fully online learning. I want to thank our faculty and staff for their flexibility, commitment and resilience during these challenging times.”

COVID-19 Operational and Financial Update

For the past five years, Laureate has invested in building capacity to deliver high-quality, digital learning experiences for its students. From fully online universities, such as Walden University, to campus-based universities offering a combination of campus-based and online learning environments, Laureate students around the world are familiar with this mode of delivery, and faculty understand the importance of harnessing the power of technology to create authentic, personal, and innovative learning experiences for students.

Prior to the COVID-19 pandemic, 28% of the teaching hours across Laureate's campus-based institutions were already being taught online as we deliver our educational offerings in a hybrid delivery model emphasizing both face-to-face and online learning. This compares to just 3% in 2014 when Laureate first started to invest in the digital enablement of its campus-based institutions. This expertise allowed all of Laureate's institutions to quickly transition to fully online in a matter of weeks and resulted in minimal disruptions to students as they were able to continue their educational programs in a high-quality online learning environment.

Laureate students are now taking classes in an innovative learning environment enabled by a common learning management system (LMS) platform operated across most of the Company's network universities. Our investments in digital instruction, coupled with an ongoing commitment to quality and online learning, allow Laureate to complement synchronous, real-time instruction with the benefits of high-quality, engaging student instruction delivered through asynchronous means. We are committed to serving students with innovative and effective learning tools during this crisis and beyond.

Given the uncertainty that exists as to the extent and duration of the COVID-19 pandemic, Laureate has proactively implemented a number of actions to reduce cash outlays and expenses, including freezing of non-essential capital expenditures until visibility improves and a reduction of more than $100 million in operating expenses, which includes temporary reductions in compensation for its CEO, executive management and board members. If the recovery takes longer than expected, Laureate expects to take additional actions.

As previously announced, Laureate’s Board of Directors has authorized the Company to explore strategic alternatives for each of its business units, evaluating all potential options, including sales, spin-offs or business combinations. The rationale for embarking on the strategic review process has not changed. However, as a result of the COVID-19 pandemic and its continuing effect on market conditions, the strategic review is progressing at a slower pace than anticipated. There can be no assurance as to how long the exploration of strategic alternatives will take, that these processes will result in the completion of any transaction, or as to the values that may be realized from any potential transaction. Laureate does not intend to provide further interim updates on the progress of this review unless and until it believes disclosure is appropriate.

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

First Quarter 2020 Results

New enrollments for the three months ended March 31, 2020 decreased 18%, compared to new enrollment activity for the three months ended March 31, 2019. Adjusted for the timing of semester start dates and excluding the sale of UniNorte (Brazil) in the prior year, new enrollment decreased 6%. The first quarter represents the primary intake for the Company's institutions in the Southern Hemisphere. The COVID-19 pandemic hit during the final two weeks of the intake cycle, which affected the volume of new enrollments. Excluding the divestiture of UniNorte Brazil and adjusted for the timing of semester start dates, new enrollments in Brazil and Andean were down 9% and 8%, respectively; however, due to solid re-enrollments, total enrollments in both those markets were stable (down 1% and 3%, respectively). Rest of World grew new enrollments by 44% as compared to the prior-year period as Australia continues to scale up, and new enrollments for Mexico declined by 1% as compared to the prior-year period. For Online & Partnerships, enrollments continue to be affected by the planned transition away from lower revenue and margin producing international students. For Walden's core domestic portfolio, new enrollments increased 2% and total enrollments are essentially flat versus the same period in the prior year. On an organic basis, total enrollments through March 31, 2020 were down 2% compared to the period ended March 31, 2019.

For the three months ended March 31, 2020, revenue on a reported basis was $528.6 million, a decrease of $72.5 million, or 12%, when compared to the three months ended March 31, 2019, due primarily to the weakening of foreign currencies against the U.S. Dollar and the timing of semester start dates. On an organic constant currency basis, revenue decreased 4%. The operating loss for the three months ended March 31, 2020 was $(117.1) million, compared to an operating loss of $(92.0) million for the three months ended March 31, 2019, a decrease of 27%. Net income (including discontinued operations) for the three months ended March 31, 2020 was $98.3 million, as compared to net income (including discontinued operations) of $194.3 million for the three months ended March 31, 2019; the Q1 2020 net income was due to a discrete tax benefit, while the Q1 2019 net income was largely attributable to gains from asset sales. Basic and diluted earnings per share for the three months ended March 31, 2020 were $0.47.

Adjusted EBITDA was $(36.9) million for the three months ended March 31, 2020, a decrease of 25% on a reported basis, compared to the three months ended March 31, 2019, due primarily to the timing of semester start dates during an already seasonally lower quarter. On an organic constant currency basis, Adjusted EBITDA decreased by 35%.

Balance Sheet and Capital Structure

Laureate has a strong financial position with $546.7 million in cash as of March 31, 2020. The significant deleveraging of the Company's balance sheet over the past two years has resulted in a current net debt to Adjusted EBITDA ratio of below 2x. The Company's revolving credit facility and senior notes are not due until 2024 and 2025, respectively.

In March 2020, in light of the COVID-19 pandemic, Laureate fully drew down on its $410.0 million revolving credit facility in order to increase its cash position and preserve its financial flexibility.

Laureate ended the first quarter of 2020 with $546.7 million of cash on hand. This amount does not include $46.8 million of cash recorded at subsidiaries that are classified as held for sale at March 31, 2020.

2020 Outlook

Laureate is updating its full-year 2020 guidance in response to the COVID-19 pandemic, as well as foreign exchange impacts, as the U.S. Dollar has strengthened significantly since February 27, 2020, the date of the Company’s fourth quarter and full year 2019 earnings release.

The additional unfavorable foreign currency impact for 2020 is expected to be ($250) million for Revenue, ($55) million for Adjusted EBITDA and ($28) million for Free Cash Flow, defined as operating cash flow less capital expenditures.

Given the reduced visibility over its financial and operating performance due to uncertainties related to the macroeconomic impact of the COVID-19 pandemic, Laureate is updating its guidance for full-year 2020 under two scenarios, based on current foreign exchange spot rates2:

Scenario 1 – Assumes gradual reopening of campuses in the second half of 2020

•	Total enrollments estimated to be approximately 830,000 students;
•	Revenues estimated to be in the range of $2,675 to $2,775 million;
•	Adjusted EBITDA estimated to be in the range of $545 to $575 million; and
•	Free Cash Flow estimated to be in the range of $160 to $180 million.

Scenario 2 – Assumes COVID-19 resurgence in second half of 2020, eroding macroeconomic conditions and campuses remain closed

•	Total enrollments estimated to be approximately 780,000 students;
•	Revenues estimated to be in the range of $2,575 to $2,675 million;
•	Adjusted EBITDA estimated to be in the range of $485 to $515 million; and
•	Free Cash Flow estimated to be in the range of $100 million to $120 million.

This updated guidance assumes that all entities currently included within continuing operations remain there for the entirety of 2020; if and when additional entities are required to be moved to discontinued operations during 2020, guidance will be revised.

Reconciliations of forward-looking non-GAAP measures (2020 Adjusted EBITDA outlook and 2020 Free Cash Flow outlook) to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

2 Based on actual FX rates for January-April 2020, and current spot FX rates (local currency per U.S. Dollar) of MXN 24.83, BRL 5.64, CLP 855.00, PEN 3.39 and AUD 1.54 for May - December 2020. FX impact may change based on fluctuations in currency rates in future periods.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and requesting to join the Laureate conference call, conference ID 8368663. Replays of the entire call will be available through May 14, 2020, at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 8368663. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, costs, capital expenditures, and Free Cash Flow), (ii) our planned divestitures, the expected proceeds generated therefrom and the expected reduction in revenue resulting therefrom, (iii) our exploration of strategic alternatives and potential future plans, strategies or transactions that may be identified, explored or implemented as a result of such review process and (iv) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including, with respect to our exploration of strategic alternatives, risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 27, 2020, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and Free Cash Flow. We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free Cash Flow consists of operating cash flow minus capital expenditures. Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debts.

Laureate’s calculations of Adjusted EBITDA and Free Cash Flow are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. has built the largest international portfolio of degree-granting higher education institutions, primarily focused in Latin America, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments					Total Enrollments
			Change
				Organic				Change
	YTD 1Q 2020	YTD 1Q 2019	Total	Organic	Timing Adj.(4)	As of 03/31/2020	As of 03/31/2019	Total	Organic
Brazil (1)	80,100	97,300	(18)%	(9)%	(9)%	268,100	298,300	(10)%	(1)%
Mexico	28,400	28,600	(1)%	(1)%	(1)%	193,800	195,800	(1)%	(1)%
Andean (4)	70,400	98,800	(29)%	(29)%	(8)%	335,300	345,900	(3)%	(3)%
Rest of World	6,500	4,500	44%	44%	44%	19,200	15,300	25%	25%
Online & Partnerships (2)	8,300	8,100	2%	2%	2%	56,900	60,700	(6)%	(6)%
Laureate (3) (4)	193,700	237,300	(18)%	(15)%	(6)%	873,300	916,000	(5)%	(2)%

(1) Enrollments affected by the sale of UniNorte during the fourth quarter of 2019

(2) We no longer accept new enrollments at the University of Liverpool and the University of Roehampton. Domestic total enrollments were down 2%.

(3) Excludes new and total enrollments for our discontinued operations

(4) Q1 2020 new enrollment shown pro-forma to include UPN-Peru semester start (approximately 20,000 new enrollments); due to COVID-19, semester start date pushed to April 6th

Consolidated Statements of Operations

	For the three months ended March 31,
IN MILLIONS	2020	2019	Change
Revenues	$528.6	$601.1	$(72.5)
Costs and expenses:
Direct costs	589.0	639.2	(50.2)
General and administrative expenses	52.9	53.9	(1.0)
Loss on impairment of assets	3.8	—	3.8
Operating loss	(117.1)	(92.0)	(25.1)
Interest income	2.7	3.6	(0.9)
Interest expense	(36.1)	(54.7)	18.6
Loss on debt extinguishment	—	(10.6)	10.6
Gain on derivatives	0.8	5.2	(4.4)
Other (expense) income, net	(0.1)	0.4	(0.5)
Foreign currency exchange gain (loss), net	35.9	(4.7)	40.6
Gain on sales of subsidiaries, net	2.7	—	2.7
Loss from continuing operations before income taxes and equity in net income of affiliates	(111.2)	(152.9)	41.7
Income tax benefit	235.1	35.8	199.3
Equity in net income of affiliates, net of tax	0.2	—	0.2
Income (loss) from continuing operations	124.1	(117.1)	241.2
(Loss) income from discontinued operations, net of tax	(3.8)	63.3	(67.1)
(Loss) gain on sales of discontinued operations, net of tax	(22.0)	248.0	(270.0)
Net income	98.3	194.3	(96.0)
Net loss (income) attributable to noncontrolling interests	1.3	(3.0)	4.3
Net income attributable to Laureate Education, Inc.	$99.6	$191.2	$(91.6)

Accretion of redeemable noncontrolling interests and equity	$—	$0.3	$(0.3)
Net income available to common stockholders	$99.6	$191.5	$(91.9)
Basic and diluted earnings per share:
Basic weighted average shares outstanding	209.8	224.7	(14.9)
Diluted weighted average shares outstanding	210.2	224.7	(14.5)
Basic and diluted earnings per share	$0.47	$0.85	$(0.38)

Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS
			% Change		$ Variance Components
For the three months ended March 31,	2020	2019	Reported	Organic Constant Currency(5)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$83.7	$110.0	(24)%	(1)%	$(26.3)	$(1.0)	$—	$(7.4)	$(17.9)
Mexico	154.2	156.5	(1)%	2%	(2.3)	3.3	—	—	(5.6)
Andean	89.5	138.9	(36)%	(27)%	(49.4)	(36.9)	—	—	(12.5)
Rest of World	43.6	33.4	31%	44%	10.2	14.7	—	—	(4.5)
Online & Partnerships	156.5	161.8	(3)%	(3)%	(5.3)	(5.3)	—	—	—
Corporate & Eliminations	1.1	0.5	nm	nm	0.6	0.6	—	—	—
Total Revenues	$528.6	$601.1	(12)%	(4)%	$(72.5)	$(24.6)	$—	$(7.4)	$(40.5)

Adjusted EBITDA
Brazil	$(19.2)	$(30.7)	37%	33%	$11.5	$9.3	$0.9	$2.4	$(1.1)
Mexico	23.3	25.8	(10)%	10%	(2.5)	2.6	(1.9)	—	(3.2)
Andean	(62.2)	(33.2)	(87)%	(107)%	(29.0)	(35.5)	—	—	6.5
Rest of World	4.8	(3.4)	nm	nm	8.2	9.5	—	—	(1.3)
Online & Partnerships	43.3	48.6	(11)%	(11)%	(5.3)	(5.3)	—	—	—
Corporate & Eliminations	(27.0)	(36.7)	26%	26%	9.7	9.7	—	—	—
Total Adjusted EBITDA	$(36.9)	$(29.6)	(25)%	(35)%	$(7.3)	$(9.6)	$(1.0)	$2.4	$0.9

nm - percentage changes not meaningful

(5)  Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2019 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	March 31, 2020	December 31, 2019	Change
Assets
Cash and cash equivalents	$546.7	$339.6	$207.1
Receivables (current), net	383.0	260.5	122.5
Other current assets	309.9	259.0	50.9
Current assets held for sale	72.4	83.8	(11.4)
Property and equipment, net	1,071.0	1,199.2	(128.2)
Operating lease right-of-use assets, net	768.7	861.9	(93.2)
Goodwill and other intangible assets	2,571.2	2,822.4	(251.2)
Other long-term assets	557.8	383.3	174.5
Long-term assets held for sale	216.3	306.0	(89.7)
Total assets	$6,497.1	$6,515.6	$(18.5)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$415.3	$516.4	$(101.1)
Deferred revenue and student deposits	505.7	216.8	288.9
Total operating leases, including current portion	796.8	883.9	(87.1)
Total long-term debt, including current portion	1,602.9	1,379.1	223.8
Total due to shareholders of acquired companies, including current portion	16.9	21.5	(4.6)
Other liabilities	446.1	492.3	(46.2)
Current and long-term liabilities held for sale	131.6	189.1	(57.5)
Total liabilities	3,915.3	3,699.2	216.1
Redeemable noncontrolling interests and equity	12.0	12.3	(0.3)
Total stockholders' equity	2,569.8	2,804.2	(234.4)
Total liabilities and stockholders' equity	$6,497.1	$6,515.6	$(18.5)

Consolidated Statements of Cash Flows

	For the three months ended March 31,
IN MILLIONS	2020	2019	Change
Cash flows from operating activities
Net income	$98.3	$194.3	$(96.0)
Depreciation and amortization	44.2	47.6	(3.4)
Loss on impairment of assets	3.8	—	3.8
Loss (gain) on sales of subsidiaries and disposal of property and equipment, net	21.2	(246.8)	268.0
Gain on derivative instruments	(0.8)	(5.3)	4.5
Payments for settlement of derivative contracts	—	(8.2)	8.2
Loss on debt extinguishment	—	10.6	(10.6)
Deferred income taxes	(248.7)	8.8	(257.5)
Unrealized foreign currency exchange (gain) loss	(29.7)	5.5	(35.2)
Income tax receivable/payable, net	2.7	(45.0)	47.7
Working capital, excluding tax accounts	41.8	12.2	29.6
Other non-cash adjustments	63.7	71.3	(7.6)
Net cash (used in) provided by operating activities	(3.5)	45.0	(48.5)
Cash flows from investing activities
Purchase of property and equipment	(24.6)	(32.3)	7.7
Expenditures for deferred costs	(3.5)	(3.5)	—
Receipts from sales of discontinued operations, net of cash sold, and property and equipment	4.0	331.0	(327.0)
Investing other, net	0.1	(1.1)	1.2
Net cash (used in) provided by investing activities	(24.0)	294.1	(318.1)
Cash flows from financing activities
Increase (decrease) in long-term debt, net	273.0	(442.0)	715.0
Payments of deferred purchase price for acquisitions	(1.5)	(0.4)	(1.1)
Proceeds from exercise of stock options	26.8	—	26.8
Payments to repurchase common stock	(29.2)	—	(29.2)
Payments of debt issuance costs	—	(5.2)	5.2
Financing other, net	(1.1)	(2.0)	0.9
Net cash provided by (used in) financing activities	267.9	(449.6)	717.5
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(33.6)	2.0	(35.6)
Change in cash included in current assets held for sale	9.7	(2.8)	12.5
Net change in Cash and cash equivalents and Restricted cash	216.5	(111.3)	327.8
Cash and cash equivalents and Restricted cash at beginning of period	526.6	583.6	(57.0)
Cash and cash equivalents and Restricted cash at end of period	$743.1	$472.2	$270.9

Non-GAAP Reconciliation

The following table reconciles income (loss) from continuing operations to Adjusted EBITDA for the three months ended March 31, 2020 and 2019:

IN MILLIONS	2020	2019	Change
Income (loss) from continuing operations	$124.1	$(117.1)	$241.2
Plus:
Equity in net income of affiliates, net of tax	(0.2)	—	(0.2)
Income tax benefit	(235.1)	(35.8)	(199.3)
Loss from continuing operations before income taxes and equity in net income of affiliates	(111.2)	(152.9)	41.7
Plus:
Gain on sales of subsidiaries, net	(2.7)	—	(2.7)
Foreign currency exchange (gain) loss, net	(35.9)	4.7	(40.6)
Other expense (income), net	0.1	(0.4)	0.5
Gain on derivatives	(0.8)	(5.2)	4.4
Loss on debt extinguishment	—	10.6	(10.6)
Interest expense	36.1	54.7	(18.6)
Interest income	(2.7)	(3.6)	0.9
Operating loss	(117.1)	(92.0)	(25.1)
Plus:
Depreciation and amortization	44.2	47.2	(3.0)
EBITDA	(72.9)	(44.8)	(28.1)
Plus:
Share-based compensation expense (6)	2.0	3.0	(1.0)
Loss on impairment of assets (7)	3.8	—	3.8
EiP implementation expenses (8)	30.4	12.3	18.1
Adjusted EBITDA	$(36.9)	$(29.6)	$(7.3)

(6) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

(7) Represents non-cash charges related to impairments of long-lived assets.

(8) Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure and certain non-recurring costs incurred in connection with the planned and completed dispositions. Beginning in the third quarter of 2019, EiP also includes expenses associated with an enterprise-wide program aimed at revenue growth.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.